Exhibit (a)(13)



AHOLD


                                                                ROYAL AHOLD
                                                                Public Relations

                                                   Date: March 27, 2000
                                   For more information: +3175 659 57 20

AHOLD'S ACQUISITION OF U.S. FOODSERVICE CLEARS HSR
REGULATORY HURDLE SUCCESSFULLY

Tender offer expires April 7

Zaandam, The Netherlands / Columbia, Maryland (US), March 27, 2000 - Royal Ahold, the international food provider, and U.S. Foodservice announced today that the waiting period required under the United States Hart-Scott-Rodino (HSR) Antitrust Improvements Act expired on March 25, 2000 in connection with Ahold's acquisition of U.S. Foodservice. Ahold and U.S. Foodservice announced on March 7 their agreement providing for Ahold's acquisition of all outstanding common shares of U.S. Foodservice, America's second largest foodservice distributor. Now that the waiting period has expired, Ahold has cleared the HSR regulatory hurdle successfully. Ahold's tender offer for U.S. Foodservice, which commenced on March 13, 2000, is scheduled to expire at 12:00 midnight, New York City time, on Friday, April 7, 2000.

U.S. FOODSERVICE
U.S. Foodservice, with sales of approximately USD 7 billion, is one of the largest broadline foodservice distributors in the United States, distributing food and related products to restaurants and institutional foodservice establishments across the continental United States. U.S. Foodservice markets and distributes national, private label and signature brand items to over 143,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools. U.S. Foodservice's diverse customer base encompasses independent and chain businesses as well as consumers through its e-commerce website www.nextdaygourmet.com.

ROYAL AHOLD
Ahold operates 4,000 supermarkets, superstores, hypermarkets and other store formats in the United States, Europe, Latin America and Asia, with 1999 sales of Euro 33.6 billion and net earnings of Euro 752.1 million. Ahold shares are listed in Amsterdam, Zurich and as ADRs on the New York Stock Exchange (AHO).

Ahold Public Relations:  +31 75 659 5720.
After office hours:  Hans Gobes +31 655 822 298, Jan Hol +31 622 933 137.

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Royal Ahold press  releases  may contain  'forward-looking'  statements.  Actual results may differ from such statements as they may have been influenced by factors beyond the Company's ability to control.
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                                              Albert  Heijnweg  1,  Zaandam
                                              P.O.  Box  3050, 1500  HB  Zaandam
                                              The Netherlands
                                              Phone: +31 (0)75 659 5720
                                              Fax:   +31 (0)75 659 8302